Exhibit 10.31

MANUFACTURING AGREEMENT

between

ABBOTT GMBH & CO. KG

and

RELIANT PHARMACEUTICALS, LLC

Dated as of December 3, 2003

MANUFACTURING AGREEMENT

This Manufacturing Agreement (this “Agreement”) is made and entered into as of December 3, 2003, by and between Reliant Pharmaceuticals, LLC, a Delaware limited liability company (“Buyer”), and Abbott GmbH & Co. KG (“Seller”). Buyer and Seller are sometimes referred to hereinafter individually, as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Buyer and Abbott Laboratories, an Illinois corporation (“Parent”), have entered into an Asset Purchase Agreement of even date herewith (the “Asset Purchase Agreement”); and

WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement, Buyer desires that Seller Manufacture (as defined herein) and supply certain Products to Buyer, and Seller desires to Manufacture and supply such Products to Buyer in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1 -

DEFINITIONS

Any capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Asset Purchase Agreement. In addition to the terms defined above and other terms defined elsewhere in this Agreement, the following capitalized terms shall have the following meanings when used herein:

1.1 “Act” shall mean collectively the Federal Food, Drug, and Cosmetic Act of 1938, including any amendments thereto, and all regulations rules, guidelines and procedures promulgated thereunder, and the Federal Controlled Substances Act, including all amendments thereto, and all regulations rules, guidelines and procedures promulgated thereunder.

1.2 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation), provided that with respect to Seller, the term “Affiliate” shall specifically exclude TAP Pharmaceutical Products Inc., TAP Finance Inc. and TAP Pharmaceuticals Inc.

1.3 “Agreement” shall have the meaning set forth in the introductory paragraph.

1.4 “Approved Transaction” shall have the meaning set forth in Section 7.3.

1.5 “Asset Purchase Agreement” shall have the meaning set forth in the Recitals.

1.6 “Business Day” shall mean any day, other than a Saturday or Sunday, on which commercial banks are not authorized by law to close in Chicago, Illinois or New York, New York.

1.7 “Buyer” shall have the meaning set forth in the introductory paragraph.

1.8 “Buyer Indemnified Party(ies)” shall have the meaning set forth in Section 3.3(a).

1.9 “cGMP” shall mean the quality systems and current good manufacturing practices set forth in 21 C.F.R. (Parts 210 and 211) and all applicable directives, Regulatory Requirements (as defined below) and FDA (as defined below) rules, regulations, guides, guidance, each as amended from time to time and in effect during the Term of this Agreement.

1.10 “Contract Year” shall mean the twelve (12) month period coinciding with the calendar year. Notwithstanding the foregoing, for purposes of this Agreement, the first Contract Year of this Agreement shall mean the period from the Effective Date to December 31, 2003. Thereafter, each Contract Year shall be from January 1 through December 31 of each calendar year during the Term of this Agreement.

1.11 “Discretionary Changes” has the meaning set forth in Section 4.7(c).

1.12 “Effective Date” shall mean the Closing (as defined in the Asset Purchase Agreement) of the transactions contemplated in the Asset Purchase Agreement.

1.13 “FDA” shall mean the United States Food and Drug Administration or any successor thereof.

1.14 “Firm Order” shall mean a firm Buyer obligation to purchase and take delivery of Products, and a firm Seller obligation to Manufacture, sell and deliver Products.

1.15 “First Extension Term” shall have the meaning set forth in Section 6.1(b).

1.16 “Forecast” shall have the meaning set forth in Section 2.2(b)(i).

1.17 “Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

1.18 “Initial Firm Order” shall have the meaning set forth in Section 2.2(a).

1.19 “Initial Forecast” shall have the meaning set forth in Section 2.2(a).

1.20 “Initial Term” shall have the meaning set forth in Section 6.1(a).

1.21 “Law” means each provision of any currently existing federal, state, local or foreign law, statute, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any binding judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

1.22 “Losses” shall have the meaning set forth in Section 3.3(a).

1.23 “Manufacturing” or “Manufacture” shall mean the activities associated with producing a finished dosage form Product including, but not limited to, Materials acquisition, manufacturing, packaging, testing, handling and labeling/trade dress of finished dosage form Product.

1.24 “Materials” means all ingredients, packaging supplies, printed materials and all other components used to Manufacture the Products.

1.25 “New Products” shall have the meaning set forth in Section 2.5.

1.26 “Non-Standard Costs” means the dollar value of the costs incurred by the Seller at Buyer’s request and/or approval that cannot, in advance, be directly and/or indirectly assigned to a specific Product based on established and planned criteria.

1.27 “Ordered Materials” shall have the meaning set forth in Section 2.2(f).

1.28 “Ordered Products” shall have the meaning set forth in Section 2.2(f).

1.29 “Parent” shall have the meaning set forth in the Recitals.

1.30 “Party” or “Parties” shall have the meaning set forth in the introductory paragraph.

1.31 “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority or any agency or political subdivision thereof.

1.32 “PPI” shall have the meaning specified in Section 2.3(b).

1.33 “Products” shall mean the products listed in Exhibit 1.16 attached hereto, which may be amended from time to time to add or subtract products thereto or therefrom by mutual written agreement of the Parties (in accordance with the terms of this Agreement).

1.34 “Product Complaints” shall have the meaning set forth in Section 5.7(a).

1.35 “Product Specifications” shall mean those product, process, Manufacturing and labeling specifications used by Seller in the Manufacture of Products in compliance with all applicable Regulatory Requirements, including Product formula and materials required for the Manufacture of the Products that are to be manufactured, purchased and supplied under this Agreement, as such are in effect as of the Effective Date, as such specifications may be amended from time to time as required by any Regulatory Requirements or by the mutual written agreement of the Parties.

1.36 “Propafenone” means propafenone (or any salt, ether or metabolite thereof, including, propafenone hydrochloride), including, without limitation, any and all dosage forms, formulas, strengths and types thereof.

1.37 “Purchase Order(s)” shall have the meaning set forth in Section 2.2(a).

1.38 “Purchase Price” shall have the meaning set forth in Section 2.3(a).

1.39 “Put-Ups” shall mean the final packaging configuration for a Product, also known as the SKUs.

1.40 “Quality Agreement” shall have the meaning set forth in Section 4.6.

1.41 “Registration(s)” shall mean all permits, licenses, approvals and authorizations granted by any Regulatory Authority with regard to any Product, including, without limitation, the NDAs and INDs identified on Schedule 2.1(b) to the Asset Purchase Agreement.

1.42 “Regulatory Authority” shall mean any foreign, federal, state or local regulatory agency, department, bureau or other Governmental Authority, including, without limitation, the FDA and the U.S. Drug Enforcement Administration, which is responsible for issuing approvals, licenses, registrations (including but not limited to, the Registrations), permits or authorizations necessary for, or otherwise governs, the Manufacture, handling, use, storage, import, export, transport, distribution or sale of Products in the Territory.

1.43 “Regulatory Requirements” shall mean all applicable approvals, licenses, registrations (including but not limited to, the Registrations), cGMPs, and authorizations and all other requirements of each applicable Regulatory Authority in relation to the Products, including, but not limited to, each of the foregoing which is necessary for, or otherwise governs, the Manufacture, handling, use, storage, import, transport, distribution or sale of Products.

1.44 “Remaining Inventory” has the meaning set forth in Section 2.2(f).

1.45 “Replacement Goods” has the meaning set forth in Section 2.2(g).

1.46 “Required Changes” has the meaning set forth in Section 4.7(b).

1.47 “Second Extension Term” shall have the meaning set forth in Section 6.1(c).

1.48 “Seller” shall have the meaning set forth in the introductory paragraph.

1.49 “Seller Indemnified Party(ies)” shall have the meaning set forth in Section 3.3(b).

1.50 “Shipment Date” shall have the meaning set forth in Section 2.3(d).

1.51 “Standard Manufacturing Batch” shall mean, with respect to each Product, the standard planning batch size at the compounding stage, each of which as is set forth on Exhibit 1.16 attached hereto.

1.52 “Term” shall have the meaning set forth in Section 6.1(e).

1.53 “Territory” shall mean the United States of America, its territories and possessions, including Puerto Rico.

1.54 “Third Party” shall mean any Person other than Seller or Seller’s Affiliates or Buyer or Buyer’s Affiliates.

1.55 “Transfer Plan” shall have the meaning set forth in Section 6.7(a).

ARTICLE 2 -

ORDERS, PRICING, PAYMENT AND CONFORMANCE

2.1 Manufacture and Sale of Product; Initial Purchase of Inventory.

(a) Manufacture and Sale. Upon and subject to the terms and conditions contained herein and during the Term of this Agreement, Seller shall, and/or shall cause Seller’s Affiliates to, Manufacture, sell and deliver Products to Buyer, and Buyer shall purchase and take delivery of Products from Seller or Seller’s Affiliates. Seller shall, and/or shall cause Seller’s Affiliates to, Manufacture, sell and deliver Products hereunder in accordance with (i) the Product Specifications; (ii) cGMP; and (iii) the Act and all other applicable Regulatory Requirements.

(b) Initial Inventory Purchase. As contemplated by Section 2.1(b) of the Asset Purchase Agreement, on or prior to the Effective Date, Buyer shall deliver to Seller a purchase order for the purchase of the Inventory set forth on Schedule 2.1(b) to the Asset Purchase Agreement. Except as otherwise provided in the Asset Purchase Agreement, all other terms and conditions related to the purchase and sale of such Inventory shall be governed by the terms of this Agreement.

2.2 Forecasts, Orders.

(a) Initial Forecast; Initial Firm Order. Buyer’s forecast of the monthly requirements of Product to be manufactured and supplied hereunder for the first eighteen (18) calendar months of this Agreement (the “Initial Forecast”) shall be delivered by Buyer to Seller prior to the Effective Date and shall be attached to this Agreement as Exhibit 2.2(a) hereto. The portion of the Initial Forecast commencing on the Effective Date and ending on the last day of the fourth (4th) month after the Effective Date shall be deemed a Firm Order (the “Initial Firm Order”) for which Buyer is obligated to order and take delivery of the forecasted Product requirements. The Initial Firm Order shall be confirmed by delivery by Buyer to Seller of a purchase order (each a “Purchase Order”, collectively, “Purchase Orders”). Buyer shall submit to Seller on the Effective Date a purchase order for the first month of the Initial Firm Order, and Buyer shall submit a second Purchase Order for the remainder of the period covered by Initial Firm Order on or before the fifteenth (15th) Business Day after the Effective Date. The remainder of the Initial Forecast shall set forth Buyer’s best estimate of its Product production and supply requirements.

(b) Rolling Forecast.

(i) On or before the fifteenth (15th) calendar day of each month during the Term (as defined in Section 6.1 herein), Buyer shall provide Seller with an updated eighteen (18) month forecast of the Products to be manufactured and supplied (each a “Forecast”) for the eighteen (18) month period beginning on the first day of the following calendar month. The first two months of each Forecast will restate the balance of the Firm Order period of the prior Forecast, and the first three (3) months of the Forecast shall constitute the new Firm Order period for which Buyer is obligated to purchase and take delivery of the forecasted Product, and the supply required for the last month of such new Firm Order period shall not be more than one (1) full Standard Manufacturing Batch from the quantity specified for such month in the previous Forecast (or Initial Forecast, as the case may be). Except as provided in Section 2.2(a), Purchase Orders setting forth Buyer’s monthly Product requirements will be issued for the last month of each Firm Order period no later than the fifteenth calendar day of the first month of each Firm Order period, and such Purchase Order will be in agreement with the Firm Order period of the Forecast. If a Purchase Order for any month is not submitted by such deadline, Buyer shall be deemed to have submitted a Purchase Order for such month for the amount of Product set forth in Buyer’s Forecast for such month.

(ii) The remainder of the Forecast shall set forth Buyer’s best estimate of its Product production and supply requirements for the remainder of the Forecast period. Each portion of such Forecast that is not deemed to be a Firm Order shall not be deemed to create a binding obligation on Buyer to purchase and take delivery of Products nor a binding obligation of Seller to deliver Products, except as otherwise provided in Section 2.2(f).

(iii) Forecast and Purchase Orders shall be in full Standard Manufacturing Batches. If a Product has multiple SKUs, then the composite of the forecasted SKU must equate to the Standard Manufacturing Batch. One Purchase Order shall be issued for each full Standard Manufacturing Batch of Product and contain the required information set forth in Section 2.2(e) hereof.

(c) Variance in Purchase Order. In the event that a Purchase Order requires delivery by Seller or Seller’s Affiliates of Product in amount different than the amount set forth in the Forecast for such month, Seller shall confirm to Buyer its acceptance of the delivery schedule provided in such Purchase Order within fifteen (15) calendar days after receipt of such Purchase Order. In the event that Seller does not agree with the delivery schedule provided in such Purchase Order, Seller shall so notify Buyer within such fifteen (15) day period, and the Parties shall negotiate in good faith a mutually acceptable delivery schedule for such Products. The Parties agree to negotiate in good faith any changes proposed by Buyer to any order for Product pursuant to a Firm Order and confirmed by a Purchase Order. Buyer shall use its reasonable efforts to give Seller reasonable notice of any such proposed change.

(d) Purchase Obligations; Delivery. The Parties agree and acknowledge that Buyer shall be obligated to purchase, and Seller shall be obligated to Manufacture, and sell and deliver to Buyer, EXW Seller’s Manufacturing Plant (Whippany, New Jersey, USA), those Standard Manufacturing Batch quantities for which Buyer has submitted (or is deemed to have submitted) a Purchase Order pursuant to Sections 2.2(a) and (b) (subject to Section 2.2(c)) and shall also purchase the Remaining Inventory, if any, in accordance with Section 2.2(f) of this Agreement.

(e) Purchase Order Terms. Each Purchase Order or any acknowledgment thereof, whether printed, stamped, typed or written, shall be governed by the terms of this Agreement, and none of the provisions of such Purchase Order or acknowledgment shall be applicable except those specifying Product and quantity ordered, delivery dates, special shipping instructions and invoice information. To the extent any conflict may exist between the terms of any Purchase Order and this Agreement, the terms of this Agreement shall control.

(f) Remaining Inventory. Upon the expiration or termination of this Agreement, Buyer agrees to purchase from Seller or Seller’s Affiliates, and Seller agrees to sell, or cause its applicable Affiliate to sell, to Buyer in accordance with all Regulatory Requirements, (i) all Product covered by Purchase Orders in accordance with Section 2.2(d) (the “Ordered Products”), which shall be purchased and sold at the prices specified in the applicable Purchase Order, and (ii) all Materials purchased by Seller in the normal course of business and consistent with past practice in connection with the performance of this Agreement and the Manufacture of Products hereunder (which, for the avoidance of doubt shall include any raw materials obtained by Seller or its Affiliates in contemplation any Firm Orders and any other raw materials purchased by Seller pursuant to Buyer’s written approval or authorization) (the “Ordered Materials” and, together with the Ordered Products, collectively, the “Remaining Inventory”), which shall be purchased and sold for an amount equal to, as applicable, either Seller’s or Seller’s Affiliate’s (A) then applicable standard inventory cost, or (B) the acquisition cost (i.e., price paid by Seller or Seller’s Affiliate to the applicable vendor, plus freight and set up costs) plus [***] percent ([***]%), plus any applicable tax, excise charge, or similar charge provided for in Section 2.3(d), provided that such Remaining Inventory complies with the representations, warranties and covenants contained in Section 3.1 hereof. At the request of Buyer and in no event later than thirty-five (35) Business Days prior to the expiration of this Agreement, or immediately upon termination of this Agreement, Seller shall provide Buyer with a detailed list and description of the type and amount of Remaining Inventory to be purchased pursuant to this Section 2.2(f), and shall, at Buyer’s reasonable request, cooperate with Buyer in verifying the amount and cost of such Remaining Inventory. Within three (3) Business Days following Seller’s and Buyer’s agreement regarding amount and cost of such Remaining Inventory, Buyer shall issue a purchase order to Seller for such Remaining Inventory. Payment for such Remaining Inventory shall be made by Buyer within sixty (60) days after receipt by Buyer of such Remaining Inventory.

(g) Product Returns. In the event that any amounts due to Buyer in respect of sales of Product by or on behalf of Buyer after the Effective Date are reduced, offset, credited or otherwise decreased as a result of or in respect of any Product (with an expiration date of not less than twelve (12) months) or Buyer receives a request for replacement or refund of Product (with an expiration date of not less than twelve (12) months) (collectively, “Replacement Goods”),

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Buyer shall within five (5) Business Days notify Parent of such Replacement Goods. The Parties shall determine Parent’s obligations under Section 7.5 of the Asset Purchase Agreement with reference to lot numbers, it being agreed that Parent shall be responsible for those lots which Parent fully sold through the Closing Date and with respect to any lots that are split between Buyer and Parent, Parent shall be responsible in proportion to that percentage of the lot sold by Parent through the Closing Date. Based on the foregoing, for Replacement Goods that are Parent’s obligations pursuant to such Section 7.5 of the Asset Purchase Agreement, Seller or its designee shall, at Buyer’s request, replace such Replacement Goods with Product equivalent to the dosage and formulation of such Replacement Goods pursuant to the terms and conditions of this Agreement until the earlier to occur of (i) thirty-six (36) months from the Effective Date or (ii) the issuance by Seller of two million (2,000,000) tablets as replacement Product. Thereafter, Parent has no liability or obligation to Buyer for any Replacement Goods. For any and all Replacement Goods replaced pursuant to this Section 2.2(g), Buyer shall submit to Seller a deduction ticket documenting the date, type and quantity of Replacement Goods and certifying that such replaced Product (with an expiration date of not less than twelve (12) months) have been destroyed in a manner consistent with applicable Law, rule and regulation. Seller shall credit such Replacement Goods replaced pursuant to this Section 2.2(g) against Buyer’s future Purchase Orders.

2.3 Purchase Price; Adjustment; Shipment.

(a) Purchase Price. The initial price for each Product manufactured and supplied by Seller hereunder shall be as set forth in Exhibit 1.16 attached hereto (expressed in U.S. Dollars) (as such prices may be adjusted from time to time pursuant to this Section 2.3, the “Purchase Price”). The Purchase Price as of the Effective Date corresponds to the Product Specifications in effect as of the Effective Date. Any changes to the Product Specifications during the Term of this Agreement may result in changes to the Purchase Price. Such Products shall be EXW (Whippany, New Jersey, USA). The Purchase Price shall be subject to adjustment as provided in Section 2.3(b).

(b) Purchase Price Adjustments. For each Contract Year commencing January 1, 2005, the Seller shall be allowed to adjust the Purchase Price for each Product to be effective for such Contract Year based on the most recent available final Producers’ Price Index for Pharmaceutical Products as published by the Bureau of Labor Statistics, or any government successor thereof (“PPI”), using the procedure set forth in Exhibit 1.16 attached hereto. For each Contract Year in which Seller is entitled to adjust the Purchase Price pursuant to this Section 2.3(b), Seller shall provide Buyer with written notice of any change in the Purchase Price within ten (10) Business Days after October 1st of the prior Contract Year. For the avoidance of doubt, the Parties agree that the Purchase Price shall be subject to adjustment hereunder not more than once per Contract Year.

(c) Payment. Seller shall invoice Buyer upon delivery of Products in accordance with the terms hereof, and Buyer agrees to pay Seller for such Products as set forth herein. Buyer shall make payment within sixty (60) calendar days from the date of the invoice of such Products pursuant to this Agreement, provided that this obligation shall not apply to any Products that are rejected pursuant to the provisions of Section 2.4 hereof until Buyer’s receipt of conforming replacement Products in accordance with the terms of such section. All payments hereunder shall be made in U.S. Dollars. Seller will issue invoices at the time Product(s) are delivered to the carrier.

(d) Shipment. Buyer shall arrange transit of the Products from Seller’s facility located in Whippany, New Jersey, USA. Seller will contact Buyer upon notification from Seller’s quality control division that the Products are ready for shipment (“Shipment Date”). Upon receipt of written instructions and upon agreement of the Parties, alternate shipping routes may be utilized.

(e) Public Distribution of Product. Buyer shall be solely responsible for determination and approval of the release and distribution of the Products for public consumption.

2.4 Replacement of Nonconforming Shipment.

(a) Inspection; Product Replacement. Buyer shall have a period of ten (10) Business Days after the date of its receipt of a shipment of Product to inspect and accept or reject such shipment for non-conformance with the Product Specifications based on the outward appearance of such shipment. Buyer shall have a period of thirty (30) days (forty-five (45) days if an outside testing laboratory is used) after the date of its receipt of a shipment of Product to inspect and accept or reject such shipment for any other non-conformance with the Product Specifications or based upon a finding by Buyer of non-conformance, assuming that such non-conformance has not been approved in writing by the Buyer and the Seller, or due to deviation from cGMPs, Regulatory Requirements or any applicable Law, rule, regulation, guideline or procedure, including the Act, in the production of the shipment. If Buyer rejects such shipment, it shall promptly so notify Seller, and the Parties shall thereafter attempt in good faith to determine whether such Products did or did not conform to the applicable Product Specifications and shall reasonably cooperate with each other for such purpose (including, but not limited to, providing the other Party with reasonable access to all documents, filings and other relevant materials then in such Party’s possession or reasonably accessible to such Party and the Buyer’s provision to Seller of samples of such shipment for testing). If either Seller or Buyer determines that such shipment did not conform to the Product Specifications, either Party may, if such Party determines it to be relevant, submit samples of such shipment to an independent laboratory of nationally recognized standing for testing. If such independent laboratory determines that the shipment conformed in all respects to the Product Specifications, Buyer shall bear all expenses of shipping and testing such shipment samples and shall be obligated to accept and pay for such shipment. If Seller or such independent laboratory confirms that such shipment did not meet the Product Specifications in all respects, Seller shall replace, at no cost to Buyer, that portion of the Product shipment that does not conform to the Product Specifications, and shall bear all expenses of shipping and testing the shipment samples, including any costs incurred by Buyer in returning such Product to Seller or its nominee. If based on a facility inspection or audit by Buyer as provided herein, or based on a specific observation made by any Regulatory Authority following an audit or inspection, Buyer determines that a shipment or portion of a shipment was manufactured under conditions that materially deviated from cGMPs, Regulatory Requirements or any applicable Law, rule, regulation, guideline or procedure, including the Act, Buyer and Seller shall agree upon the appropriate action to be taken in conformance with the FDA483 or the action letter received by Seller relating to the Products. If rejection of Product is warranted, Seller shall replace, at no cost to Buyer, that portion of the Product shipment that was manufactured under conditions deviating from cGMP, such Regulatory Requirements or applicable Law, rule, regulation, guideline or procedure, including the Act. Any non-conforming portion of any shipment shall be disposed of as directed by Seller, at Seller’s expense. Any Product that Buyer does not reject pursuant to this Section 2.4 shall be deemed accepted and Buyer’s right to reject Product on the grounds that it does not conform with the Product Specifications shall be deemed fully waived and released by Buyer. Nothing in this Section 2.4 shall limit the Buyer’s right to revoke acceptance of the Product in whole or in part under the circumstances specified in Section 2-608 of the Illinois Uniform Commercial Code for the purposes of determining Seller’s liability under Article 3 of this Agreement. Without limiting the foregoing, it is agreed that for purposes of Section 2-607(3)(a) of the Illinois Uniform Commercial Code, Buyer will not have been deemed to have discovered or should have discovered any breach that is not, or reasonably would not be, discovered or detected by a visual inspection by Buyer consisting of an identification of the Products received by Buyer, a review of the Certificate of Analysis and a visual inspection for physical damage to the Products shipped.

(b) Sample Retention. Seller, on behalf of both Buyer and Seller, shall retain representative samples and associated documentation from each lot of finished Product and manufacturer’s corresponding lot of key ingredients used in the Manufacture of Products for the period required by the applicable FDA regulations and the Act.

2.5 New Products. Buyer shall notify Seller if Buyer desires Seller to Manufacture any additional product strengths and/or Put-Ups of the Products that Seller does not Manufacture (collectively, “New Products”). The Parties shall negotiate in good faith to determine whether Seller shall develop such New Products for Buyer. If the Parties agree upon a development plan, Seller shall be reimbursed for all direct and actual out-of-pocket development costs as shall be agreed to by the parties. This Agreement and Exhibit 1.16 attached hereto shall then be amended to include such New Products. Initial pricing for any New Products shall set forth on Exhibit 1.16, and shall be adjusted annually in accordance with Section 2.3(b); provided however, pricing for such New Products shall not be adjusted if such New Products are added to Exhibit 1.16 within the last calendar quarter of the initial Term of this Agreement.

2.6 Stability. During the Term, Seller shall conduct the commercial stability program pursuant to Regulatory Requirements applicable as of the Effective Date at its own expense. Should additional stability studies be required, the Parties shall agree, in good faith, upon the protocol, and associated charges, based on the then current charge rates for the staff services, with invoicing for such additional services to occur when the lot is placed on stability.

2.7 Non-Standard Costs. The Parties acknowledge that during the Term of this Agreement, Seller and/or its Affiliates may incur Non-Standard Costs. Seller will invoice Buyer monthly for Non-Standard Costs, if any, on a time and Material basis, at the rates set forth on Exhibit 1.16. Buyer shall pay such invoice within thirty (30) days after the date of invoice.

ARTICLE 3 -

WARRANTIES, COVENANTS AND INDEMNIFICATION

3.1 Representations, Warranties and Covenants.

(a) Seller, in its own name and on behalf of any of its Affiliates engaged in the performance of the actions contemplated hereby, including, without limitation, the Manufacture, sale and delivery of Products hereunder, hereby represents, warrants and covenants to Buyer that all Products that are Manufactured, supplied and delivered by Seller or any of Seller’s Affiliates under and pursuant to this Agreement will:

(i) conform in all respects to the Product Specifications;

(ii) be free and clear from all liens, Encumbrances and defects of title, other than those that arise directly as a result of actions taken by the Buyer; and

(iii) comply with all of the requirements under the Act, any Regulatory Requirements and any other applicable Law, rule, regulation, guideline or procedure, and will not, at the time of such delivery, (i) be adulterated or misbranded within the meaning of the Act, or (ii) be an article which may not, under the provisions of the Act, be introduced into interstate commerce.

(b) Seller and its Affiliates hereby represent, warrant and covenant to Buyer that Seller or any of its Affiliates shall not willfully or intentionally disrupt or cause the disruption of the supply of Product to Buyer as provided herein. Notwithstanding the foregoing, an event of force majeure under Section 8.4 herein shall not constitute a willful or intentional disruption of the supply of Product under this Section 3.1(b).

3.2 Recalls. In the event that any Product is quarantined or recalled, or is subject to stop-sale action, whether voluntarily or by action of any Governmental Authority, it is agreed and understood that any expenses, including reasonable fees of any experts or attorneys that may be used by either Party, government fines or penalties, related to such recall, quarantine or stop-sale, shall be borne by Buyer, unless it is determined that Seller has breached its representations, warranties, covenants, agreements or obligations under this Agreement and such breach is a material basis upon which said recall, quarantine or stop-sale was initiated, in which case such expenses shall be borne by Seller to the extent caused by Seller’s breach. Said determination of any recall, quarantine or stop-sale action may be made by the Governmental Authority involved, or by mutual agreement of the Parties following examination and review of all records pertinent to the Manufacture of the Product subject to such recall, quarantine or stop-sale action.

3.3 Indemnification.

(a) Seller Indemnification. Seller agrees to defend, indemnify and hold Buyer, its Affiliates and all of their respective parents, Affiliates, subsidiaries, officers, directors, managers, members, employees, agents, assignees and successors (collectively, the “Buyer Indemnified Parties”) harmless at all times from and against and in respect of any and all judgments, losses, liabilities, costs or expenses (including reasonable attorney’s fees)

(collectively, “Losses”) which any Buyer Indemnified Party may suffer or incur either directly or in connection with any claims, demands, actions, causes of action, liabilities, suits, proceedings, investigations, inquiries, injunctions or regulatory actions by a Third Party to the extent such Losses arise from or are based upon a breach by Seller of any of its representations, warranties, agreements, covenants or obligations contained in or made pursuant to this Agreement; provided, however, Seller shall not be required to indemnify any Buyer Indemnified Party to the extent such Losses arise from (i) a reckless act of such Buyer Indemnified Party, (ii) the negligence or willful misconduct of Buyer or its Affiliates or any of their respective employees, agents, contractors or consultants, or (iii) a breach of this Agreement by Buyer or its Affiliates.

(b) Buyer Indemnification. Buyer agrees to defend, indemnify and hold Seller, its Affiliates and all of their respective parents, Affiliates, subsidiaries, officers, directors, employees, agents, assignees and successors (collectively, the “Seller Indemnified Parties”) harmless at all times from and against and in respect of any and all Losses which any Seller Indemnified Party may suffer or incur either directly or in connection with any claims, demands, actions, causes of action, liabilities, suits, proceedings, investigations, inquiries, injunctions or regulatory actions by a Third Party to the extent such Losses arise from or are based upon a breach by Buyer of any of its representations, agreements, covenants or obligations contained in or made pursuant to this Agreement; provided however, Buyer shall not be required to indemnify any Seller Indemnified Party to the extent such Losses arise from (i) a reckless act of such Seller Indemnified Party, (ii) the negligence or willful misconduct of Seller or its Affiliates or any of their respective employees, agents, contractors or consultants, or (iii) a breach of this Agreement by Seller or its Affiliates.

(c) Notice of Claims. The indemnified party shall promptly notify the indemnifying party in writing of all matters which may give rise to the right to indemnification hereunder; provided, however, that failure to timely give the notice provided in this Section 3.3(b) shall not be a defense to the liability of the indemnifying party for such claim, but the indemnifying party may recover any actual damages arising from the indemnified party’s failure to give such timely notice. The indemnified party shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Section 3.3 without the indemnifying party’s prior written consent (which shall not be unreasonably withheld). The indemnifying party shall have the right, with the consent of the indemnified party (which shall not be unreasonably withheld), to settle all indemnifiable matters related to claims by third-parties which are susceptible to being settled. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the indemnified party, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party received by the indemnified party within ten (10) calendar days after the indemnifying party’s receipt of notice of such claim, assume the defense of any such claim or legal proceeding. If the indemnifying party assumes the defense of any such claim or legal proceeding, the indemnifying party shall select counsel reasonably acceptable to the indemnified party to conduct the defense of such claims or legal proceedings and, at the indemnifying party’s sole cost and expense (which costs and expenses shall not be applied against any indemnity limitation herein), shall take all steps necessary in the defense or settlement thereof. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense, and shall be entitled to any and all information and documentation relating thereto. If the indemnifying party does not assume (or continue to diligently and competently prosecute) the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, the indemnified party may, at the indemnifying party’s expense, defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnified party will cooperate reasonably with the indemnifying party in its efforts to conduct or resolve such matters, including by making available to the indemnifying party relevant documents and witnesses. The indemnified party and the indemnifying party shall keep each other informed of all settlement negotiations with third-parties and of the progress of any litigation with third-parties. The indemnified party and the indemnifying party shall permit each other reasonable access to books and records and shall otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third Person.

(d) Other Limitations.

(i) No liability shall arise in respect of any breach of any representation, warranty, covenant or agreement herein to the extent that liability for such breach occurs (or is increased) directly or indirectly as a result of any retrospective application of a change in applicable Law, or in accounting policies, procedures or practices, announced or, if not announced in advance of taking effect, taking effect, after the Effective Date.

(ii) No party hereto shall be entitled to recover any Losses or other amounts due from the other Party pursuant to this Agreement by retaining or setting off amounts (whether or not such amounts are liquidated or reduced to judgment) against any amounts due or to become due from such first party to such second party hereunder or under any document or instrument delivered pursuant hereto or thereto or in connection herewith or therewith.

(e) Survival. This Section 3.3 shall survive the termination of this Agreement for a period of three (3) years.

3.4 Limitations on Liability. This Section 3.4 shall survive the termination of this Agreement for a period of three (3) years. NEITHER PARTY OR ANY OF SUCH PARTY’S AFFILIATES SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES UNDER THIS AGREEMENT AND LOSSES INDEMNIFIABLE HEREUNDER SHALL NOT INCLUDE SUCH DAMAGES, EXCEPT, IN EACH CASE, (i) TO THE EXTENT SUCH OTHER PARTY OR SUCH OTHER PARTY’S AFFILIATE IS REQUIRED TO PAY SUCH AMOUNT TO A THIRD PARTY IN RESPECT TO A FINAL JUDGMENT OR ORDER OBTAINED BY THE THIRD PARTY, OR (ii) AS A RESULT OF SELLER’S BREACH OF SECTION 3.1(b) HEREIN. Buyer hereby agrees and acknowledges that it has a duty to mitigate (consistent with applicable law) any and all damages suffered and losses recoverable by Buyer under this Agreement, including without limitation the damages and losses set forth in this Section 3.4.

3.5 Insurance. Each of Buyer and Seller shall obtain and maintain in full force during the Term of this Agreement insurance policies from a reputable insurance company or pursuant to a self-insurance program providing such Party with insurance coverage for the Products that is reasonably consistent with the levels of insurance coverage customarily maintained in the pharmaceutical industry.

ARTICLE 4 -

MANUFACTURING OF THE PRODUCTS

4.1 cGMP. Seller and its Affiliates shall Manufacture and supply the Products to Buyer at all times in full compliance with the Act, cGMP and any other applicable Regulatory Requirements. Seller and its Affiliates shall maintain during the Term of this Agreement and for a period thereafter consistent with Seller’s policies and standard cGMP requirements, all records as are necessary or appropriate to demonstrate compliance with the Act, cGMP and any other applicable quality control standards of any Regulatory Authority in the Territory. If Seller fails to comply with cGMPs in a manner, as demonstrated by an observation of a Regulatory Authority, Seller shall diligently proceed to remedy such deviation in accordance with Seller’s response to the observation.

4.2 Audit. Buyer shall have the right, either by itself or through independent outside auditors or consultants, not more than once per year during the Term of this Agreement, unless reasonable cause is shown, to inspect and audit any areas of Seller’s or its Affiliates’ facilities in which any portion of the Manufacturing of the Products is performed for the examination of production or quality records or to perform cGMP audits, at its sole expense, on reasonable advance notice, during Seller’s normal business hours in a manner that does not interfere unreasonably with Seller’s operations. Any such auditor or consultant shall enter into an agreement with the Parties on terms in which such independent auditor shall agree to maintain the confidentiality of the information obtained during the course of such audit.

4.3 Acquisition of Raw Materials. Seller or its Affiliates shall provide all Materials necessary for the Manufacture, shipping and delivery of Products to Buyer, as part of the Purchase Price. Seller shall be responsible for vendor quality approval for vendors of Materials, all of which shall comply with Product Specifications.

4.4 Use of Trademarks, Trade Names, Service Marks. Except as set forth in the Asset Purchase Agreement and as to currently existing Product inventory packaged and labeled by Seller with its own trademarks, trade names, service marks and existing Product Registrations, Buyer shall, in a manner consistent with Buyer’s forecasts for requirements of Products, promptly supply Seller with approved artwork to comply with required copy changes. Buyer shall be solely responsible for any costs incurred by Buyer and related to providing these items to Seller, as well as any reasonable incremental direct out-of-pocket costs of Seller related to incorporating these items into the Manufacturing process that are above Seller’s cost of packaging and labeling Product inventory with its own trademarks, trade names, service marks and existing Product Registrations. Seller shall invoice Buyer separately for any such costs and expenses. Buyer and Seller shall meet promptly after the Effective Date to outline a plan to convert trade dress for Products to Buyer trade dress. Buyer shall have the sole responsibility to ensure that the labeling and artwork for the Product complies with all FDA, customs and other Governmental Authority marking and labeling requirements. All production of Products initiated six (6) months or longer after the Effective Date shall be in Buyer’s trade dress.

4.5 Exception Documentation, Certificates of Analysis and Batch Records.

(a) Exceptions. Buyer shall be required to review and approve or reject all exception documentation associated with the Manufacture of Product in accordance with procedures stated in the Quality Agreement. Seller shall make available to Buyer any and all data supporting the investigation of such exception, including but not limited to, the batch records.

(b) Certificate of Analysis. Seller shall provide a certificate of analysis and other documents as defined in the Quality Agreement for any Product to be released hereunder, in a form in accordance with the cGMPs and all other applicable Regulatory Requirements and Product Specifications and as shall be agreed upon by the parties. For any batch that initially failed to meet any Product Specification, the certificate of analysis shall document the exception. Products that do not meet dissolution specifications at USP Stage I and II testing shall not be accepted by Buyer (and such requirement shall be included in the Product Specifications/Quality Manual).

(c) Access to Batch Documentation; Annual Audit. Full batch documentation including batch production records, and Manufacturing and analytical procedures shall be available for review by Buyer in conjunction with the annual audit or at semi-annual status meetings.

(d) Certificate of Compliance. Prior to the first delivery of Product hereunder and thereafter at least once per Contract Year, Seller shall provide a certificate of compliance, in form and substance reasonably satisfactory to Buyer, certifying compliance with the Product Specifications, cGMP, the Act, Regulatory Requirements and all related processes and procedures contemplated hereby.

4.6 Quality Agreement. Within at least thirty (30) days following the Effective Date of this Agreement, the Parties shall mutually agree upon an intercompany quality agreement which will appropriately address regulatory, operational and quality responsibilities and shall be in substantially the form attached hereto as Exhibit 4.6 (the “Quality Agreement”). The Quality Agreement will include a key contact list for each Party.

4.7 Manufacturing and Packaging Changes.

(a) Product Changes. Seller shall not make any changes to the Product Specifications and/or Manufacturing that would require approval from, or notification to, any Regulatory Authority applicable to the performance of this Agreement, without the prior written consent of Buyer, which such consent shall not be unreasonably withheld. The timing of Seller’s notice to Buyer of any such change shall permit adequate time for Buyer to make any necessary regulatory filings and obtain any necessary approval thereof from a Regulatory Authority prior to the change being implemented.

(b) Required Changes. For changes to the Product Specifications or Manufacturing relating solely to the Products that are required by Laws and other Regulatory Requirements (including, without limitation, cGMP), or by medical or scientific concerns as to the toxicity, safety and/or efficacy of the Products (collectively, “Required Changes”), the Parties shall cooperate in making such changes promptly.

(c) Discretionary Changes. Seller shall consider in good faith any request by Buyer to make changes to the Product Specifications or Manufacturing that are not Required Changes, including, but not limited to, changes to the existing Product, Product line extensions, or changes to the existing or additional packaging (collectively, “Discretionary Changes”). Any analytical improvements shall be considered Discretionary Changes unless requested or required by Regulatory Authorities in which case such improvements shall be considered a Required Change. Any change requested by Seller which is not a Required Change shall be made only with the written consent of the Buyer, which consent shall not be unreasonably withheld.

(d) Costs of Changes. Any and all costs associated with (i) Required Changes initiated by either Party, or (ii) Discretionary Changes initiated by the Buyer shall be borne by the Buyer. Any Discretionary Changes initiated by Seller shall be agreed to by the Parties including which Party or Parties shall be responsible for the funding of such Discretionary Change.

4.8 Management of Products.

(a) Appointment of Representatives. Each Party shall appoint one or more representatives to serve as contacts for the other Party; such contacts shall have primary responsibility for the overall coordination of the Products and the Manufacturing and delivery of the Products to Buyer hereunder, as well as the performance of each Party’s obligations under this Agreement. The names and contact information of such contact(s) shall be delivered by each Party to the other Party not less than ten (10) Business Days after the Effective Date and will be the names included in the key contact list in the Quality Agreement.

(b) Semiannual Meetings. From time to time during the Term of this Agreement, but in any event not less than once every six (6) months, the two business unit managers shall meet (either in person or by teleconference) to discuss each Party’s performance of the terms of this Agreement and to make recommendations to improve its future performance.

4.9 Restrictions on Sale of Products. From and after the Effective Date, Seller shall not, and shall cause each of its Affiliates not to, (a) market, distribute or sell any of the Products or any pharmaceutical product containing Propafenone as an active ingredient within the Territory, (b) knowingly cause or facilitate the Products to be marketed, distributed, or sold within the Territory, except by or on behalf of Buyer pursuant to this Agreement, (c) market, distribute or sell the Products outside the Territory to a Third Party who Seller or any of Seller’s Affiliates knows intends to distribute the Products within the Territory, (d) knowingly supply any bulk API Propafenone to any Third Party for ultimate sale and/or distribution in the Territory, or (e) market, sell, distribute, or manufacture for any other Person, generic finished Propafenone in the Territory during the ten (10) year period commencing on the Effective Date and ending on the tenth year anniversary of the Effective Date. Except for a termination of this Agreement pursuant to Section 6.2 prior to the Effective Date, the restrictions pursuant to Section 4.9(e) shall survive the termination or expiration of this Agreement as provided therein.

ARTICLE 5 -

REGULATORY MATTERS.

5.1 Maintenance of Registrations. Except as otherwise provided in this Agreement or the Asset Purchase Agreement, Buyer shall maintain all Registrations. Seller shall fully cooperate and assist, at Buyer’s expense, with all reasonable requests of Buyer related to the maintenance of such Registrations. Neither Seller nor any of its Affiliates shall take any action intended to adversely affect or that could reasonably be expected to adversely affect any of the Registrations.

5.2 Reporting. Except as to responsibilities which Seller may not, as a matter of law, transfer, Buyer shall prepare any reports related to matters regarding the Manufacture and production of Products to any applicable Regulatory Authorities in accordance with pertinent Laws and regulations, provided that Seller provides to Buyer all information in its possession or control required to prepare any such reports. Seller shall promptly furnish copies of any such reports related to the Manufacture and production of the Products to Buyer. Seller shall also advise Buyer of any occurrences or information arising out of Seller’s Manufacturing and production activities that have or could reasonably be expected to have adverse regulatory compliance and/or reporting consequences with respect to or concerning Products.

5.3 FDA Inspections. Except as otherwise provided herein, Seller shall be responsible, at Seller’s sole expense, for handling and responding to any FDA or other Regulatory Authority inspections with respect to Seller’s Manufacture of the Products during the Term of this Agreement. Seller shall provide to Buyer any information reasonably requested by Buyer and all information requested by any Regulatory Authority concerning any inspection by any Governmental Authority related to the Products. To the extent Seller requires the assistance of Buyer in order to fulfill its obligations pursuant to this Section 5.3, Buyer agrees to fully cooperate and assist Seller, at Buyer’s sole expense. In the event Seller is provided notice by any Regulatory Authority that it will be inspected by such Regulatory Authority in connection with the Products, Seller shall promptly notify Buyer of any observations made during such inspection. Notwithstanding any provision herein to the contrary, Seller shall provide Buyer with the opportunity to comment on any filings, notices or other correspondence with any Regulatory Authority that relates to or could affect the Manufacture or supply of Products hereunder.

5.4 Notice to Buyer. In the event Seller, the Products or any facility at which the Products or any component thereof are Manufactured, packaged, tested or stored are inspected by any Regulatory Authority, Seller shall promptly notify Buyer, to the extent that such inspection affects the Product(s) or the Manufacture thereof under this Agreement, of (i) any such inspection with reasonable advance notice, and (ii) any alleged written violations or deficiencies relating to the Manufacturing facility at which Products are Manufactured, packaged, tested or stored, and (iii) the corrective action to be taken, and shall promptly contest such alleged violations or deficiencies in good faith or take the required corrective action, each at Seller’s sole expense.

5.5 Seller’s Intellectual Property.

(a) No License. Except as provided in the Asset Purchase Agreement, the Other Agreements, or otherwise provided herein, Seller has granted no license, express or implied, to Buyer to use Seller’s proprietary technology or rights relating to Seller’s Manufacturing process, other than for purposes of this Agreement.

(b) Improvements. Subject to Section 5.5(c), if Seller, in its sole discretion, deems patentable any improvement or invention relating to Seller’s proprietary technology, know-how or rights relating to Seller’s Manufacturing processes made or reduced to practice in the course of this Agreement, and if such improvement or invention relates exclusively to the Seller’s Manufacturing operations in general, Seller shall solely own and shall be entitled to apply for patent protection on such improvements or inventions at Seller’s expense and risk.

(c) Buyer’s Rights. Subject to Section 5.5(b), Buyer shall be entitled to all such rights relating to any improvement or invention relating to Seller’s or any of Seller’s Affiliate’s proprietary technology, know-how or rights relating exclusively to the Products or the Manufacture thereof, and Seller shall assign, and cause its Affiliates to assign, in each case free of charge, such rights to Buyer and assist Buyer in securing any patent or other intellectual property right relating thereto at Buyer’s sole expense.

(d) License Right to Buyer. To the extent not otherwise transferred to Buyer pursuant to the Asset Purchase Agreement or this Agreement, with respect to any (i) improvements or inventions covered by Section 5.5(b) above that are necessary to Manufacture the Products in accordance with Product Specifications, or (ii) any Product Specifications, Seller hereby grants, on behalf of itself and its Affiliates (and shall be deemed to have granted) to Buyer, without any further action by Seller or any of Seller’s Affiliates, a fully-paid, non-exclusive, perpetual, sub-licensable, irrevocable, royalty-free license to use such improvements, inventions or Product Specifications solely for the purposes of the Manufacture of the Products.

(e) Identification of Seller on Labels. Seller hereby grants Buyer a non-exclusive, royalty-free limited right and license to use the Seller’s name solely for the purpose of identifying Seller as the manufacturer on all packaging materials, labels, inserts and any other printed matter included in the Products to the extent required by Law and regulations.

5.6 Buyer’s Intellectual Property. Buyer has granted no license, express or implied, to Seller to use Buyer’s proprietary technology, know-how or rights relating to Products, other than for purposes of this Agreement. If Buyer, in its sole discretion, deems patentable any improvement or invention related to the Products or to Buyer’s proprietary technology, know-how or rights relating to the Products, then Buyer shall solely own and shall be entitled to apply for patent protection on such improvements or inventions at Buyer’s sole expense and risk.

5.7 Complaints, Recalls.

(a) Complaints concerning the Manufacture or supply by Seller of Products hereunder (“Product Complaints”) received by either Party will be promptly faxed and in no event later than five (5) Business Days after receipt by the recipient to the other Party to:

Abbott Laboratories

1401 Sheridan Road

D-44K, Bldg. R1

North Chicago, IL 60064-6255

Attention: Quality Assurance Department

Fax: 847-937-4261

and

Reliant Pharmaceuticals, LLC

110 Allen Road

Liberty Corner, NJ 07938

Attention: Quality Assurance Department

Fax: 908-542-9405

(b) The Parties shall cooperate with each other to investigate all complaints associated with the Manufacture or supply of Products hereunder and to complete a written report in a form reasonably satisfactory to both Parties. In the event either Party should be required to initiate a recall, field alert, Product withdrawal or field correction with respect to any Product supplied and delivered under this Agreement, that Party shall promptly notify the other Party in writing. Except where one Party is required by Law to do so, Buyer shall have the sole and exclusive right to initiate any recall, field alert, Product withdrawal or field correction and shall provide Seller with written notice thereof. Nothing contained in this Section 5.8 shall relieve the other Party of its obligations under Article 3 hereof.

ARTICLE 6 -

TERM; TERMINATION; TECHNICAL TRANSFER

6.1 Initial Term; Extension Terms.

(a) Initial Term. The initial term of this Agreement will commence upon the Effective Date and will continue through December 31, 2008, unless terminated earlier in accordance with the provisions of this Article 6 (the “Initial Term”).

(b) First Extension Term. During the Initial Term of this Agreement, Buyer shall use commercially reasonable efforts to transfer the Manufacturing of the Rythmol®SR Product(s) to a Third Party effective upon the expiration of the Initial Term of this Agreement and shall provide Seller with reasonable written evidence of such efforts. If, as of the end of the fourth Contract Year during the Initial Term, after exercise of its commercially reasonable efforts and/or prohibition of such transfer by applicable Law, rule or regulation, Buyer notifies Seller that it reasonably believes it may be unable to transfer the Manufacturing of the Rythmol®SR

Product(s) hereunder prior to the end of the Initial Term (which notice shall describe the basis for such reasonable belief), Buyer shall have the option to extend the Term hereunder for the Manufacture of the Rythmol®SR Product(s) for an additional two (2) year period, upon not less than twelve (12) months written notice to the Seller prior to the end of the Initial Term (such additional two (2) year period, the “First Extension Term”).

(c) Second Extension Term. During the First Extension Term of this Agreement, Buyer shall use commercially reasonable efforts to transfer the Manufacturing of the Rythmol®SR Product(s) to a Third Party effective upon the expiration of the First Extension Term of this Agreement and shall provide Seller with reasonable written evidence of such efforts. If, as of the end of the first year of the First Extension Term, after exercise of its commercially reasonable efforts and/or prohibition of such transfer by applicable Law, rule or regulation, Buyer notifies Seller that it reasonably believes it may be unable to transfer the Manufacturing of the Rythmol®SR Product(s) hereunder prior to the expiration of the First Extension Term (which notice shall describe the basis for such reasonable belief), Buyer shall have the option to extend the Term hereunder for the Manufacture of the Rythmol®SR Product(s) for an additional two (2) year period, upon not less than twelve (12) months written notice to the Seller prior to the end of the First Extension Term (such additional two (2) year period, the “Second Extension Term”).

(d) Price Adjustment During Extension Terms. If Buyer elects to exercise the option with respect to the First Extension Term and Second Extension Term, then the Purchase Price shall be adjusted as of the expiration of the Initial Term and the First Extension Term, as applicable, of this Agreement and annually thereafter, if applicable, to reflect Seller’s then applicable costs to Manufacture the Rythmol®SR Product(s) plus fifteen percent (15%).

(e) Definition of “Term”. As used herein, the “Term” shall be deemed to include the Initial Term and each of the First Extension Term and the Second Extension Term, as applicable.

6.2 Termination Prior to Effective Date. In the event that the Asset Purchase Agreement is terminated prior to the Closing of the transactions contemplated thereby, this Agreement shall automatically terminate without any affirmative action of either Party, and shall be deemed null and void ab initio. In the event of such an automatic termination neither Party shall have any liabilities or obligations to the other Party hereunder as a result of such termination of this Agreement.

6.3 Voluntary Termination. During the Term, Buyer may, in its sole discretion, terminate this Agreement for any reason or no reason whatsoever upon one (1) year prior written notice to Seller.

6.4 Material Breach. Either Party may terminate this Agreement upon forty-five (45) calendar day’s prior written notice in accordance with Section 8.11 to the other Party if the other Party is in material breach of this Agreement and fails to cure that breach within such forty-five (45) day period.

6.5 Insolvency. Either Party may terminate this Agreement on immediate notice if at any time the other Party (a) shall voluntarily file in any court pursuant to any statute of any Governmental Authority in any country a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of such Party or of its assets; (b) shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (c) shall be a Party to any dissolution or liquidation; or (d) shall make a general assignment for the benefit of its creditors.

6.6 Effect of Termination. Termination of this Agreement shall not affect any obligations of either Party incurred prior to its termination, including, without limitation, each Party’s obligations with respect to any Firm Orders that have been submitted or are deemed to have been submitted pursuant to Article 2 hereof; provided, however, if Buyer is in material breach of this Agreement for failure to pay or otherwise, Seller shall have no obligation with respect to any Firm Order until such time as such breach is cured. Buyer shall purchase all Remaining Inventory as set forth in Section 2.2(f) above.

6.7 Technical Transfer.

(a) Transfer Plan. The Parties hereby agree that effective at the time of any expiration or termination of this Agreement in accordance with Section 6.1 and Section 6.2 hereof or at Buyer’s request in the event that Buyer desires to qualify a source other than Seller to Manufacture a Product, the Parties shall meet and mutually agree upon a reasonable plan (the “Transfer Plan”) to transfer the Manufacture of the Product, including the Product Specifications, from Seller or Seller’s Affiliates to Buyer or Buyer’s designees to enable Buyer or Buyer’s designees to Manufacture the Products. The Transfer Plan may include, at Buyer’s reasonable request, the right to observe Seller’s or Seller’s Affiliate’s Manufacture of the Product(s), subject to reasonable confidentiality undertakings on behalf of such observers, and reasonable cooperation by Seller and Seller’s Affiliates prior to and following the effectiveness of the transfer, including as may be necessary to assist Buyer in the discharge of its obligations under Sections 6.1(b) and 6.1(c) hereof as set forth in such Transfer Plan.

(b) Intellectual Property Associated with Transfer Plan. Buyers shall receive, pursuant to this Section 6.7, the necessary Product Specifications and know-how and certain intellectual property developed in the course of this Agreement as described in Section 5.5 to permit the Buyer or Buyer’s designee to Manufacture the products in accordance with the Product Specifications in place at the time of the transfer. At any time after the Effective Date, Seller shall reasonably cooperate with Buyer’s efforts to qualify a source other than Seller to Manufacture the Products and obtain necessary approvals for such qualifications. The effective date of such transfer shall be specified by Buyer upon written notice to Seller (provided that such transfer shall not relieve Seller of any obligations accrued prior to such transfer date, including the responsibility for Firm Orders already placed and any Remaining Inventory).

(c) One Transfer Plan per Product. Seller shall only be obligated to cooperate with Buyer in the qualification of one source other than Seller for the Manufacture of any Product (meaning all formulations and or packaging configurations for such Product). For the avoidance of doubt, the Parties agree that there shall be one Transfer Plan in respect of Rythmol®IR and one Transfer Plan in respect of Rythmol®SR.

(d) Costs of Transfer Plan. In the event that this Agreement terminates for any reason except Seller’s material breach, all direct actual out-of-pocket costs incurred by Seller in connection with each such Transfer Plan, and the Seller’s and Seller’s Affiliates’ time (at the current staff rates) incurred in connection with each such Transfer Plan, shall be the sole responsibility of the Buyer. In the event that this Agreement terminates as result of Section 6.3 as a result of Seller’s material breach, all direct actual out-of-pocket costs incurred in connection with such Transfer Plan, and the Seller’s and Seller’s Affiliates’ time at the current staff rates incurred in connection with such Transfer Plan, shall be the sole responsibility of Seller.

ARTICLE 7 -

CONFIDENTIALITY

7.1 Buyer’s Information. Except as provided in Section 7.3, all information provided by Buyer to Seller concerning this Agreement shall be maintained in strict confidence by Seller. Such information shall remain the property of Buyer, and Seller shall not use the same for or on behalf of any Person or entity other than Buyer or make use of any such information except for the purposes for which it was provided.

7.2 Seller’s Information. Except as provided in Section 7.3, all information provided by Seller to Buyer concerning this Agreement shall be maintained in strict confidence by Buyer. Such information shall remain the property of Seller, and Buyer shall not make use of any such information except for the purposes for which it was provided.

7.3 Exceptions. The covenants of the receiving Party contained in Section 7.1 and Section 7.2 shall not apply to information that: (a) is already in the public domain at the time of disclosure; (b) becomes part of the public domain through no action or omission of the receiving Party after disclosure to the receiving Party; or (c) is required to be disclosed by Law or a court or other Governmental Authority or Regulatory Authority. Notwithstanding any provision herein to the contrary, nothing herein shall prevent or prohibit any disclosure of any information concerning this Agreement (i) required under applicable securities Laws and the rules and regulations of any stock exchange or market system on which any Party’s securities are or may be traded, (ii) by Buyer in connection with an Approved Transaction (as defined below), and/or (iii) to investment bankers and/or financing sources in connection with bona fide financing transactions involving Buyer or an Affiliate. In addition, the Parties (and any of their respective Affiliates and representatives) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure,” within the meaning of Treasury Regulation Section 1.6011-4, of the transactions contemplated hereby, and by the Asset Purchase Agreement and the Other Agreements, and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure (but no other details regarding matters covered by this agreement, including, without limitation, the identities of the parties); provided, however, that each party recognizes that the privilege each has to maintain, in its sole discretion, the confidentiality of a communication relating to the transactions contemplated hereby, and by the Asset Purchase Agreement and the Other Agreements, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code of 1986, as amended, is not intended to be affected by the foregoing. For the purposes of this Agreement, each of the following shall constitute an “Approved Transaction”: (i) the conversion of Buyer from a limited liability company to a corporation following which the equityholders of Buyer immediately prior to such conversion hold shares in the resulting corporation in approximately the same relative proportions as they did in the pre-conversion entity, (ii) the issuance by Buyer of securities in connection with any financing transaction or public offering, (iii) the merger, consolidation or other similar transaction (i.e., wherein all or substantially all of Buyer’s equity interests or assets are acquired by another entity).

7.4 Survival. This Article 7 shall survive termination of this Agreement for a period of five (5) years.

ARTICLE 8 -

MISCELLANEOUS

8.1 Corporate Organization and Authority. Each Party represents and warrants to the other Party that it is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction wherein it is organized, and that it has all necessary power and authorization to perform its obligations under this Agreement and to discharge them pursuant to the terms hereof.

8.2 No Conflicts; Enforceability. The execution, delivery and performance of this Agreement by each Party is not and shall not be prohibited or limited by, and will not result in the breach of or a default under: (i) the Articles of Incorporation or Bylaws or the constituent documents of any Party and/or its Affiliates; (ii) the Intellectual Property; (iii) any binding agreement or instrument; or (iv) any applicable order, Law, writ, injunction or decree of any court or Governmental Authority. This Agreement has been duly executed and delivered by each Party, and constitutes, the legal, valid and binding obligations of each Party and its Affiliates, enforceable against each Party and its Affiliates in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights generally.

8.3 Public Announcements. Except as provided for in Section 10.2 of the Asset Purchase Agreement, neither Party shall make any publicity releases, interviews or other dissemination of information concerning this Agreement or its terms, or either Party’s performance hereunder, to communication media, financial analysts or others without the prior written approval of the other Party, which approval shall not be unreasonably withheld. Either Party may, upon written notice to the other, make any disclosure in filings with Governmental Authorities or Regulatory Authorities as required by Law or applicable court or other order; provided, however, that the other Party shall have the opportunity to review and comment on such disclosures and filings.

8.4 Force Majeure. Neither Party shall be liable to the other if, and to the extent that, the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including, without limitation, fires, floods, explosions, epidemics, accidents, acts of God and/or wars, riots, strikes, lockouts or other concerted acts of workers. The Party claiming an event of force majeure shall promptly notify the other Party in writing and provide full particulars of the cause or event and the date of first occurrence thereof as soon as possible after the event and also keep the other Party informed of any further developments. The Party so affected shall use its commercially reasonable efforts to remove the cause of non-performance, and both Parties shall resume performance hereunder with the utmost dispatch when such cause is removed, unless this Agreement has previously been terminated under Article 6 hereof.

8.5 Entire Agreement. This Agreement, the Asset Purchase Agreement and the Other Agreements contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter; provided, however, that except as otherwise expressly agreed by the Parties, nothing herein shall modify or supersede the Asset Purchase Agreement.

8.6 Amendment and Waiver. This Agreement may be amended only by a writing that specifically states that such is an amendment, specifically states its purpose and that is signed by both Parties. No course of dealing between the Parties or failure by either Party to exercise any right or remedy hereunder shall constitute an amendment to this Agreement or a waiver of any other right or remedy or the later exercise of any right or remedy.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Illinois, without regard to the conflicts of law provisions thereof.

8.8 Alternative Dispute Resolution. Any dispute, controversy or claim between the Parties arising out or relating to this Agreement, or the breach, termination or invalidity thereof, which is not settled by written agreement between the Parties shall be finally settled pursuant to the alternative dispute resolution procedures set forth in Exhibit 8.8 attached hereto; provided, however, that nothing herein shall prevent or prohibit any Party from seeking injunctive/equitable relief in any court with appropriate jurisdiction.

8.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that except as otherwise provided herein, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without first receiving the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that either Party may assign and delegate its rights and duties hereunder without obtaining such consent (a) to any Affiliate of such Party or (b) to any Person or entity that acquires substantially all of the business or assets of such Party, if such Party guarantees the performance of the acquiring Party and the acquiring Party expressly assumes the assigning Party’s obligations hereunder. For the purposes of this Section 8.9, none of the following shall constitute an assignment by Buyer: (a) the conversion of Buyer from a limited liability company to a corporation (whether such conversion is effected by statutory conversion provisions, merger or otherwise), or (b) the issuance of debt or equity securities by Buyer in connection with any financing transaction.

8.10 Nature of Agreement. In performing this Agreement, each Party shall act independently and this Agreement shall not be construed as creating any partnership, joint venture or incorporated business entity. Neither Party shall have any authority to incur any liability or obligation whatsoever on behalf of the other Party.

8.11 Notices. All communications, notices and consents provided for herein shall be in writing and be given in person or by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), by overnight courier or by mail, and shall become effective: (a) on delivery if given in person; (b) on the date of transmission if sent by telex, facsimile or other means of wire transmission; (c) one (1) Business Day after delivery to the overnight service; or (d) four (4) Business Days after being deposited in the United States mail, with proper postage and documentation, for first-class registered or certified mail, prepaid. Notices shall be addressed as follows:

If to Buyer, to:

Reliant Pharmaceuticals, LLC 110 Allen Road Liberty Corner, NJ 07938 Attn: Chief Executive Officer Facsimile: (908) 542-9405

with copies sent simultaneously to:

Reliant Pharmaceuticals, LLC 110 Allen Road Liberty Corner, NJ 07938 Attn: General Counsel Facsimile: (908) 542-9405

Latham & Watkins LLP Sears Tower, Suite 5800 Chicago, IL 60606 Attn: Michael A. Pucker Facsimile: (312) 993-9767

If to Seller, to:

Abbott GmbH & Co. KG Postfach 21085 D-67008 Ludwigshafen Attn: General Manager

Abbott Laboratories 100 Abbott Park Road Building AP6D, Department 364 Abbott Park, Illinois 60064-6020 Attn: Senior Vice President, Secretary and General Counsel Facsimile Number: (847) 938-6277

Abbott Laboratories Dept. 50C, Bldg. J23 200 Abbott Park Road Abbott Park, Illinois 60064-6162 Attn: Manager, Contract Manufacturing Facsimile Number: (847) 938-9319

provided, however, that if either Party shall have designated a different address by notice to the other Party pursuant to this Section 8.11 then to the last address so designated.

8.12 Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. Seller and Buyer acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The terms “dollars” and “$” shall mean United States dollars. Whenever used herein, the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. With respect to any particular action or agreement, the use of the words “Seller shall” or “Seller will” herein shall also mean “Seller shall cause” the particular action to be performed

8.13 Agent for Service of Process. By its execution hereof, Seller hereby appoints Parent, and Parent hereby accepts such appointment, as Seller’s agent for service of process in respect of all matters arising hereunder.

IN WITNESS WHEREOF, the Parties have affixed hereunto their authorized signature as follows:

RELIANT PHARMACEUTICALS, LLC		ABBOTT GMBH & CO. KG

By:		By:
	Name:		Name:
	Title:		Title:

By:
Name:
Title:

Abbott Laboratories, an Illinois corporation and the parent of Seller, hereby (i) guarantees payment and performance of all of Seller’s and its Affiliates obligations under this Agreement, and (ii) agrees to its appointment as Seller’s agent for service of process pursuant to Section 8.13:

ABBOTT LABORATORIES

By:
Name:
Title:

EXHIBIT 1.16

Products and Product Prices

See attached.

Reliant Supply Agreement

Exhibit 1.16 - For 2005

Commercial Product Pricing

Product	List-Label- Size	List- Tuc- Sales Size	SAP Product #	Package	Standard Mfg Lot Size (units)	Standard Finished Lot Size (units)	2005 Selling Price
Rythmol SR225Mg 100 Tab Btl (A)	6134-04-13		259524	100 Tab Btl	[***]	[***]	$	[***]
Rythmol SR225Mg Sample	6134-48-06		259530	1x6	[***]	[***]	$	[***]
Rythmol SR225Mg 100 Tab HUD (A)	6134-04-11		259527	100 Tab HUD	[***]	[***]	$	[***]
Rythmol SR325Mg 100 Tab Btl (A)	6135-04-13		259525	100 Tab Btl	[***]	[***]	$	[***]
Rythmol SR325Mg Sample	6135-48-06		259531	1x6	[***]	[***]	$	[***]
Rythmol SR325Mg 100 Tab HUD (A)	6135-04-11		259528	100 Tab HUD	[***]	[***]	$	[***]
Rythmol SR425Mg 100 Tab Btl (A)	6136-04-13		259526	100 Tab Btl	[***]	[***]	$	[***]
Rythmol SR425Mg Sample	6136-48-06		259532	1x6	[***]	[***]	$	[***]
Rythmol SR425Mg 100 Tab HUD (A)	6136-04-11		259529	100 Tab HUD	[***]	[***]	$	[***]

Rythmol 150Mg 100 Tab Bill (A)	1628-04-13		259284	100 Tab Bottle	[***]	[***]	$	[***]
Rythmol 150Mg 100 Tab HUD (A)	1628-04-11		259287	100 Tab HUD	[***]	[***]	$	[***]
Rythmol 225Mg 100 Tab Btl (A)	1732-04-13		259285	100 Tab Bottle	[***]	[***]	$	[***]
Rythmol 225Mg 100 Tab HUD (A)	1732-04-11		259288	100 Tab HUD	[***]	[***]	$	[***]
Rythmol 300Mg 100 Tab Btl (A)	1831-04-13		259286	100 Tab Bottle	[***]	[***]	$	[***]
Rythmol 300Mg 100 Tab HUD (A)	1831-04-11		259289	100 Tab HUD	[***]	[***]	$	[***]

Hourly Rates for Resources Not in Standard

Area	Charge Rate	Billing Rate
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

Accepted By:
__/__/__	Accepted by:
Abbott Laboratories Dated
Michael L. McGibbon	__/__/__
General Manager, Pharma	Reliant Pharmaceuticals

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 2.2(a)

Initial Forecast

[To be attached prior to Effective Date]

Rythmol IR SKU	Initial Inventory	Dec-03	Jan-04	Feb-04	Mar-04	Apr-04	May-04	Jun-04	Jul-04	Aug-04	Sep-04	Oct-04	Nov-04	Dec-04	Jan-05	Feb-05	Mar-05	Apr-05	May-05	June-05
100ct 150mg Bottle	[***]
Deliveries
PO #
100ct 150mg HUD
Deliveries
PO #

Rythmol IR SKU	Initial Inventory	Dec-03	Jan-04	Feb-04	Mar-04	Apr-04	May-04	Jun-04	Jul-04	Aug-04	Sep-04	Oct-04	Nov-04	Dec-04	Jan-05	Feb-05	Mar-05	Apr-05	May-05	June-05
100ct 225mg Bottle	[***]
Deliveries
PO #
100ct 225mg HUD
Deliveries
PO #

Rythmol IR SKU	Initial Inventory	Dec-03	Jan-04	Feb-04	Mar-04	Apr-04	May-04	Jun-04	Jul-04	Aug-04	Sep-04	Oct-04	Nov-04	Dec-04	Jan-05	Feb-05	Mar-05	Apr-05	May-05	June-05
100ct 300mg Bottle	[***]
Deliveries
PO #
100ct 300mg HUD
Deliveries
PO #

Rythmol SR SKU	Dec-03	Jan-04	Feb-04	Mar-04	Apr-04	May-04	Jun-04	Jul-04	Aug-04	Sep-04	Oct-04	Nov-04	Dec-04	Jan-05	Feb-05	Mar-05	Apr-05	May-05	June-05
100ct 225mg Bottle	[***]
Deliveries
PO #
100ct 225mg HUD
Deliveries
PO #
6ct 225mg Sample
Deliveries
PO #

Rythmol SR SKU	Dec-03	Jan-04	Feb-04	Mar-04	Apr-04	May-04	Jun-04	Jul-04	Aug-04	Sep-04	Oct-04	Nov-04	Dec-04	Jan-05	Feb-05	Mar-05	Apr-05	May-05	June-05
100ct 325mg Bottle	[***]
Deliveries
PO #
100ct 325mg HUD
Deliveries
PO #
6ct 325mg Sample
Deliveries
PO #

Rythmol SR SKU	Dec-03	Jan-04	Feb-04	Mar-04	Apr-04	May-04	Jun-04	Jul-04	Aug-04	Sep-04	Oct-04	Nov-04	Dec-04	Jan-05	Feb-05	Mar-05	Apr-05	May-05	June-05
100ct 425mg Bottle	[***]
Deliveries
PO #
100ct 425mg HUD
Deliveries
PO #
6ct 425mg Sample
Deliveries

[***]:	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 8.8

ALTERNATIVE DISPUTE RESOLUTION

The Parties recognize that a bona fide dispute as to certain matters may arise from time to time during the term of this Agreement which relates to either Party’s rights and/or obligations. To have such a dispute resolved by this Alternative Dispute Resolution (“ADR”) provision, a Party first must send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between the President of Company Pharmaceuticals, Inc. and the Senior Vice President, Pharmaceutical Products Division, of Abbott (or their equivalents) of the affected subsidiaries, divisions, or business units within thirty (30) days after such notice is received (all references to “days” in this ADR provision is to calendar days).

Any negotiations regarding a dispute shall be treated as settlement negotiations for the purposes of the Federal Rules of Evidence and any similar state rules of evidence. Such negotiations shall not be admissible in any subsequent ADR hearing.

If the matter has not been resolved within thirty (30) days of the notice of dispute, or if the Parties fail to meet within such thirty (30) days, either Party may initiate an ADR proceeding as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the Parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral within such period, either Party may request the President of the CPR Institute for Dispute Resolution (“CPR”), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

(a) The CPR shall submit to the Parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either Party or any of their subsidiaries or affiliates.

(b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

(c) Each Party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.

(d) If the Parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the Parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) – 2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place at a location agreed upon by the Parties. If the Parties cannot agree, the neutral shall designate a location other than the principal place of business of either Party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each Party shall submit the following to the other Party and the neutral:

(a) a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the neutral;

(b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

(d) a brief in support of such Party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

Except as expressly set forth in subparagraphs 4(a) – 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a) Each Party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each Party has had the five (5) hours to which it is entitled.

(b) Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

(c) The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

(a) If the neutral rules in favor of one Party on all disputed issues in the ADR, the losing Party shall pay 100% of such fees and expenses.

(b) If the neutral rules in favor of one Party on some issues and the other Party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by Law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.